UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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DELCATH SYSTEMS, INC.

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Company Contact: Delcath Systems, Inc. M. S. Koly, Chief Executive Officer 203-323-8668 www.delcath.com	Investor Contacts: Todd Fromer / Garth Russell KCSA Worldwide (212) 896-1215 / (212) 896-1250 tfromer@kcsa.com / grussell@kcsa.com

Media Contact: Lewis Goldberg KCSA Worldwide (212) 896-1216 lgoldberg@kcsa.com

FOR IMMEDIATE RELEASE

Delcath Systems Issues Letter to Shareholders

        STAMFORD, Conn., September 6, 2006—Delcath Systems, Inc. (Nasdaq: DCTH) today issued the following letter to its shareholders:

Delcath Systems Calls On Laddcap Value Partners LP
To End Its Campaign Of Misinformation

Dear Fellow Shareholders,

        We continue to be shocked by Laddcap's ongoing efforts to mislead Delcath's shareholders, while painting an ugly face on the Company's efforts to convey the complete story.

        The Board and I are amazed that Laddcap has become so desperate that it has now put out a press release that deliberately misrepresents the Company's written public disclosure documents and transcribed court proceedings. Their statement contained in an August 31, 2006 press release that “Delcath's attorneys confirmed in Court that its Directors recently approved new change of control arrangements for themselves, which may allow Delcath's Directors to receive substantial payments” is totally false. First, Delcath's lawyers never confirmed this point. We will be disclosing in a filing on Form 8-K the relevant pages of the transcript of the U.S Federal District Court proceeding and invite shareholders to make their own judgments. The transcript makes clear that Laddcap has taken a single word spoken by Delcath's attorney completely out of context and that this single word is Laddcap's sole support for the false and inflammatory charge that Delcath's attorney confirmed Laddcap's assertions.

        Second, and most importantly, Delcath's Board has not approved any new change of control arrangements “in the middle of a contest for corporate control.” The current change of control arrangement has been disclosed in each and every annual proxy statement that the Company has provided to shareholders since April 2004. Laddcap's assertions that there are new change of control arrangements for the Delcath board are simply false.

        Sadly, this is not an isolated incident. For example, Laddcap and Mr. Jonathan Foltz stated in a separate press release also issued on August 31, 2006, that Mr. Foltz “affirms his letter of August 30th” to Delcath shareholders, which includes statements regarding a conversation with Dr. H. Richard Alexander, Professor of Surgery and Associate Chair for Clinical Research at the University of Maryland, the proposed Principal Investigator for Delcath's Phase III trial using melphalan. However, in this press release, Mr. Foltz does not actually affirm key statements of his August 30th letter but materially alters them. In his August 30th letter to Delcath shareholders, Mr. Foltz says that he has spoken with Dr. Alexander and that “[b]ased on these conversations, I am confident that [Dr. Alexander] will continue to work with Delcath going forward.” The next day, however, Mr. Foltz and Laddcap changed the substance of his earlier statement to remove any hint that Dr. Alexander had made any commitments to Mr. Foltz or Laddcap. Instead, Mr. Foltz now says that he “called Dr. Alexander . . .  to assure him that he and his institution will have the full support of Delcath's Board should Laddcap be successful in its consent solicitation.” It seems quite clear to us that Mr. Foltz's subsequent “affirmation” of his August 30th letter is nothing more than a cynical attempt to rewrite history after Delcath published excerpts from a letter Dr. Alexander had written to me explicitly expressing confidence in Delcath's current management team and his deep concern regarding a change in Delcath's leadership.

        These are but recent examples of what we believe is a pattern of misleading statements by Laddcap that have unfortunately compelled us to bring proceedings against Laddcap in U.S. Federal District Court in order to ensure that Delcath shareholders have full and honest disclosure from Laddcap. You should know that on August 29, 2006, The Honorable Loretta A. Preska of the U.S. District Court for the Southern District of New York granted Delcath's application for a temporary restraining order (TRO) preventing Laddcap from acting on any consents it receives until the judge rules on the application for a preliminary injunction. In doing so, Judge Preska explained that the extraordinary judicial relief of a TRO was justified because Delcath had “demonstrated irreparable injury in demonstrating that the shareholders are deprived of their statutory right to receive accurate information and to be free from deceptive information bearing on their investment and voting decisions.” The Judge further explained that Delcath had “carried its burden of demonstrating a likelihood of success on the merits of its 13d and 14a claims” under the Securities Exchange Act of 1934 against Robert Ladd, Laddcap and other related Laddcap entities. The hearing for the application for a preliminary injunction is currently scheduled to begin on September 18, 2006. Delcath may not act on any consent revocations it receives for the same period of time.

        It is one thing for shareholders to legitimately and honestly debate the strategic direction of the Company, but Laddcap's desperate tactics to solicit your votes have proven to be anything but legitimate and honest. We hope you will view Laddcap's willingness to mislead shareholders as a harbinger of things to come should he ever be successful in seizing control of Delcath. The Board calls on Laddcap to stop making these false and misleading accusations while embarrassing itself and diverting significant management time and Company resources away from Delcath's core mission of fighting cancer. We further call on Laddcap to put an end to its campaign to remove Delcath's Board. However, if Laddcap does not cease its efforts, we are determined to make sure that Delcath shareholders have the benefit of full and honest disclosure from Laddcap.

        If you have already returned a BLUE consent card, please revoke your consent by returning the GOLD card.

        Thank you for your continued support.

M.S. Koly President and Chief Executive Officer

If you have any questions, please call MacKenzie Partners, Inc., toll-free at
(800) 322-2885 or collect at (212) 929-5500.

        This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

        On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the “Definitive Consent Revocation Statement”) with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

        The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

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